                                                                     Exhibit 2

















                            STOCK PURCHASE AGREEMENT

                                      AMONG

                              COMPMANAGEMENT, INC.,

                        CENTURY BUSINESS SERVICES, INC.,

                              CBSI MANAGEMENT CO.,

                            M&N RISK MANAGEMENT, INC.

                                       AND

                              M&N ENTERPRISES, INC.

                                DECEMBER 31, 1998

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
BACKGROUND INFORMATION...................................................................................1

STATEMENT OF AGREEMENT...................................................................................1

ARTICLE I--DEFINITIONS...................................................................................1
1.1      Definitions.....................................................................................1

ARTICLE II--SALE AND PURCHASE OF SHARES..................................................................5
2.1      Sale and Purchase...............................................................................5
2.2      Purchase Price..................................................................................5
2.3      Related Agreements..............................................................................5
2.4      Purchase Price Adjustment.......................................................................5

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY........................................6
3.1      Due Incorporation; No Subsidiaries..............................................................6
3.2      Due Authorization...............................................................................6
3.3      Consents and Approvals; Authority Relative to this Agreement....................................7
3.4      Capitalization..................................................................................7
3.5      Financial Statements; Undisclosed Liabilities; Other Documents..................................8
3.6      No Changes or Adverse Effects...................................................................8
3.7      Title of Properties............................................................................11
3.8      Condition and Sufficiency of Assets............................................................11
3.9      Leased Real Property...........................................................................11
3.10     Personal Property..............................................................................12
3.11     Inventories....................................................................................12
3.12     Accounts Receivable and Advances...............................................................12
3.13     Intellectual Property..........................................................................12
3.14     Contracts......................................................................................13
3.15     Permits and Licenses...........................................................................14
3.16     Insurance......................................................................................14
3.17     ERISA..........................................................................................15
3.18     Reserved.......................................................................................17
3.19     Taxes..........................................................................................17
3.20     No Defaults or Violations......................................................................18
3.21     Environmental Matters..........................................................................19
3.22     Litigation.....................................................................................20
3.23     No Conflict of Interest........................................................................20
3.24     Bank Accounts..................................................................................21
3.25     Customers, Suppliers, Etc......................................................................21
3.26     Claims Against Officers and Directors..........................................................21
3.27     Due Diligence Materials........................................................................21
3.28     Improper and Other Payments....................................................................21
3.29     Business of Company............................................................................22
3.30     Complete Disclosure............................................................................22
3.31     Brokers, Finders...............................................................................22

ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF BUYER.....................................................22
4.1      Due Incorporation..............................................................................22
4.2      Due Authorization..............................................................................22
4.3      Consents and Approvals; Authority Relative to this Agreement...................................23
4.4      Brokers, Finders...............................................................................23

                                                                                                       Page
                                                                                                       ----
4.5      No Defaults or Violations......................................................................23
4.6      Litigation.....................................................................................23
4.7      Permits and Licenses...........................................................................23
4.8      Accuracy of Statements.........................................................................24

ARTICLE V--COVENANTS....................................................................................24
5.1      Implementing Agreement.........................................................................24
5.2      Financial Statements...........................................................................24
5.3      Use of Name....................................................................................24
5.4      Tax Indemnity..................................................................................24
5.5      Non-Compete....................................................................................25

ARTICLE VI--CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER................................................26
6.1      Warranties True as of Both Present Date and Closing Date.......................................26
6.2      Compliance with Agreements and Covenants.......................................................26
6.3      Consents and Approvals.........................................................................26
6.4      Documents......................................................................................26
6.5      Related Agreements.............................................................................26
6.6      Due Diligence Review...........................................................................26
6.7      Delivery of Schedules and Exhibits.............................................................26
6.8      No Material Adverse Change.....................................................................26
6.9      Actions or Proceedings.........................................................................27
6.10     Financial Statements...........................................................................27

ARTICLE VII--CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER..............................................27
7.1      Warranties True as of Both Present Date and Closing Date.......................................27
7.2      Compliance with Agreements and Covenants.......................................................27
7.3      Documents......................................................................................27
7.4      Actions and Proceedings........................................................................27
7.5      Consents and Approvals.........................................................................27

ARTICLE VIII--CLOSING...................................................................................27
8.1      Closing........................................................................................27
8.2      Deliveries by Seller...........................................................................28
8.3      Deliveries by Buyer............................................................................29

ARTICLE IX--RESERVED....................................................................................29

ARTICLE X--INDEMNIFICATION..............................................................................29
10.1     Survival.......................................................................................29
10.2     Limits on Indemnification......................................................................30
10.3     Indemnification by Seller......................................................................30
10.4     Indemnification by Buyer.......................................................................30
10.5     Claims.........................................................................................30
10.6     Notice of Third-Party Claims; Assumption of Defense............................................31
10.7     Settlement or Compromise.......................................................................31
10.8     Failure of Indemnifying Person to Act..........................................................32
10.9     Tax Character..................................................................................32

ARTICLE XI--MISCELLANEOUS...............................................................................32
11.1     Expenses.......................................................................................32
11.2     Amendment......................................................................................32
11.3     Notices........................................................................................32
11.4     Effect of Investigation........................................................................33
11.5     Waivers........................................................................................33
11.6     Counterparts...................................................................................33

                                                                                                       Page
                                                                                                       ----
11.7     Interpretation.................................................................................33
11.8     Applicable Law.................................................................................34
11.9     Assignment.....................................................................................34
11.10    No Third-Party Beneficiaries...................................................................34
11.11    Publicity......................................................................................34
11.12    Further Assurances.............................................................................34
11.13    Severability...................................................................................34
11.14    Remedies Cumulative............................................................................35
11.15    Entire Understanding...........................................................................35
11.16    Dispute Resolution.............................................................................35



EXHIBIT A--FINANCIAL STATEMENTS AS OF NOVEMBER 30, 1998.
EXHIBIT B--SUBORDINATED PROMISSORY NOTE.
EXHIBIT C--SECURITY AGREEMENTS.
EXHIBIT D--ASSIGNMENT AND ASSUMPTION OF EMPLOYMENT AGREEMENTS

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement"), is made as of
December 31, 1998, by and among CompManagement, Inc., an Ohio corporation ("Buyer"), Century Business Services, Inc., a Delaware corporation ("CBS"), CBSI Management Co., an Ohio corporation ("CBSI") (CBS and CBSI are herein collectively referred to as "Seller"), and M&N Risk Management, Inc., an Ohio corporation ("MNRM"), and M&N Enterprises, Inc., an Ohio corporation ("MN"), both of which are indirect, wholly owned subsidiaries of CBS and are herein collectively referred to as the "Company."


                             BACKGROUND INFORMATION

         A. Seller owns 100 common shares, without par value, of MNRM (the "MNRM Shares"), which represent all of the issued and outstanding capital stock or other securities, of any class, of MNRM. Seller also owns 100 common shares, without par value, of MN (the "MN Shares"), which represent all of the issued and outstanding capital stock or other securities, of any class, of MN. The MNRM Shares and the MN Shares are hereinafter collectively referred to as the "Shares."

         B. Seller desires to sell, and Buyer desires to purchase, all of the Shares upon the terms and conditions set forth in this Agreement.

                             STATEMENT OF AGREEMENT

         The parties to this Agreement hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS


      1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

"Affiliate" means, with respect to any specified Person, (i) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (ii) any other Person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities of the specified Person or a Person described in clause (i) of this paragraph, (iii) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, or (iv) any relative or spouse of the specified Person or any of the foregoing Persons.

"Business Day" means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in Columbus, Ohio are generally closed for business.

"Buyer Confidential Information" means all confidential information concerning Buyer or its Affiliates that (i) is not and has not become ascertainable or obtainable from public or published information, (ii) is not received from a third party or is received from a third party pursuant to the authorization of Buyer, (iii) was not in the Company's or Seller's possession prior to disclosure thereof to Seller of the Company in connection with the transactions contemplated herein, or (iv) was not independently developed by the Company or Seller.

"Buyer Indemnified Parties" means Buyer and each of its Affiliates (including, after the Closing, the Company) and their respective officers, directors, employees, agents and representatives, provided that in no event shall Seller be deemed a Buyer Indemnified Party.

"Buyer's Note" has the meaning set forth in Section 2.2

"Closing" means the consummation of the transactions contemplated herein.

"Closing Date" means the date on which the Closing occurs.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Company" collectively means M&N Risk Management, Inc. and M&N Enterprises, Inc., both Ohio corporations.

"Company Confidential Information" means all confidential information concerning the Company or its Affiliates that (i) is not and has not become ascertainable or obtainable from public or published information, (ii) is not received from a third party or is received from a third party pursuant to the authorization of the Company or Seller in connection with Buyer's due diligence review of the Company, (iii) was not in the Buyer's possession prior to disclosure thereof to Buyer in connection with the transactions contemplated herein, and (iv) was not independently developed by Buyer.

"Company Material Adverse Change" means a change (or circumstance involving a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company which is materially adverse.

"Company Material Adverse Effect" means an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company which is materially adverse.

"Contract" means any contract, lease, commitment, understanding, sales order, purchase, order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, which is enforceable.

"Environmental Law" means any law which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter of energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986) together, as amended, "CERCLA"), the Resource Conservation and Recover Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar federal, state or local Law.

"Environmental Permit" means any permit, license, approval, consent or other authorization required by or pursuant to any applicable Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Existing Borrowings" means all borrowings from lending institutions, vendors or agencies of federal, state or local governments or their political subdivisions, as set forth on the Financial Statements or in the books and records of the Company.

"Financial Statements" means the financial statements of the Company consisting of the balance sheet as of December 31, 1997, and the related statements of income and expenses and cash flows for the year then ended (including all notes and schedules thereto) and the unaudited balance sheet of the Company dated as of November 30, 1998 and the related statements of income and expenses for the eleven-month period then ended, attached hereto as Exhibit A.

"GAAP" means U.S. generally accepted accounting principles at the time in effect.

"Governmental Authority" means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Hazardous Material" means: (a) any "Hazardous substance," as defined by CERCLA;
(b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended; (c) any petroleum product or fractions thereof; or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local Law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now or at any time hereafter in effect.

"Indemnified Person" means the Person or Persons entitled to, or claiming a right to, indemnification.

"Indemnifying Person" means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification.

"Intellectual Property" means any and all trademarks, trade names, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, and all other intangible assets, properties and rights. The "Company's Intellectual Property" means any and all Intellectual Property used by the Company in the conduct of its business.

"Latest Balance Sheet" means the unaudited balance sheet of the Company dates as of November 30, 1998, set forth in Exhibit A.

"Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

"Lien" means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, claim, right of any third party, easement, encroachment or encumbrance.

"Loss" or "Losses" means any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and Losses" shall include any and all attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity. No Loss shall be reduced by reason of tax benefits allegedly enjoyed as a result of such Loss by an Indemnified party.

"MN Shares" means 100 common shares, without par value, of MN, representing all of the issued and outstanding shares of MN.

"MNRM Shares" means 100 common shares, without par value, of MNRM, representing all of the issued and outstanding shares of MNRM.

"Person" means any individual, corporation, proprietorship, firm, partnership, limited liability company, limited liability partnership, trust, association or other entity, including a government or government department, agency or instrumentality.

"Purchase Price" has the meaning set forth in Section 2.2.

"Real Property Leases" has the meaning set forth in Section 3.9.

"Related Agreements" means the Buyer's Note in the form attached hereto as Exhibit B, the Security Agreements in the form attached hereto as Exhibit C, and all other agreements and documents to be executed and delivered by Buyer, Seller, or the Company, as the case may be, in connection with the consummation of the transactions contemplated herein.

"Shares" has the meaning set forth in the Background Information section of this Agreement.

"Seller" collectively means Century Business Services, Inc., a Delaware corporation, and CBSI Management Co., an Ohio corporation.

"Subsidiaries" means any Person more than 50% of the voting power of which is controlled by another Person.

"Taxes" means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), ales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

"Tax Return" means any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

"Tax Statute of Limitations Date" means the close of business on the 90th day after expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

"Tax Warranty" means a representation or warranty in Sections 3.17 or 3.19.

"Title and Authorization Warranty" means a representation or warranty in Sections 3.1, 3.2, 3.3, and 3.4.

                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

         2.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, and convey to Buyer the Shares, which in the aggregate represent 100% of the issued and outstanding shares of capital stock or other securities, of any class, of the Company, free and clear of any and all liens, and Buyer shall purchase the Shares from the Seller.



         2.2 Purchase Price. The purchase price for the Shares shall $6,000,000 (the "Purchase Price"). The Purchase Price shall be payable as follows: (a) $3,000,000 payable at the Closing to Seller by certified or bank cashier's check, wire transfer, or other means reasonably acceptable to Seller; and (b) $3,000,000 payable at the Closing to Seller by the delivery of a promissory note in the form attached hereto as Exhibit B ("Buyer's Note"). The Purchase Price shall be subject to the adjustment as described in ss.2.4, below.

         2.3 Related Agreements. At the Closing, the Seller, the Buyer, and the Company shall enter into their respective Related Agreements.

         2.4 Purchase Price Adjustment. Within 75 days of the Closing Date, the Buyer shall cause to be prepared, in accordance with GAAP consistently applied, and delivered to the Seller a balance sheet (the "Closing Balance Sheet") of the Company as of the Closing Date. If the Closing Balance Sheet shows the Company has a net tangible book value of less than zero, then the Purchase Price shall be reduced dollar-for-dollar and Seller shall immediately pay to Buyer, upon the receipt of a written demand (the "Purchase Price Adjustment Notice"), the shortfall amount. In the event that the Seller shall fail to remit to the Buyer the shortfall amount within 30 days of the receipt of the Purchase Price Adjustment Notice, the Buyer shall have the right to reduce the principal balance then due under Buyer's Note by an amount equal to the shortfall amount. If the Closing Balance Sheet shows the Company has a net tangible book value of more than zero, then the Purchase Price will be increased dollar-for-dollar by delivery to Seller of an amendment to the Buyer's Note increasing the principal amount of such Note by the amount of such excess.



         Within 10 days of the receipt of the Closing Balance Sheet, Seller shall deliver its written objections (if any) to the Closing Balance Sheet to the Buyer. Such written objections shall set forth in reasonable detail the basis of the Seller's objections to the Closing Balance Sheet. In the event that the Seller fails to deliver its written objections within the time provided above, the Closing Balance Sheet shall be considered final. Buyer and Seller shall use reasonable efforts to resolve any disputes concerning the Closing Balance Sheet, and if they are unable to resolve any such disputes within 10 days of the receipt of Seller's written objections, Buyer and Seller shall submit the Closing Balance Sheet and Seller's written objections to PriceWaterhouseCoopers LLP ("PWC"), for review, analysis, and final determination. The determination of PWC shall be rendered within 30 days of submission to PWC, which determination shall be rendered in writing and shall be final and binding upon all parties. All fees and expenses of PWC shall be paid by the losing party. If the determination of PWC is different from the determination of both Buyer and Seller, then such fees and expenses shall be shared equally.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

         Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date (as if such representation and warranties were remade on the Closing Date), as follows:

         3.1 Due Incorporation; No Subsidiaries. MNRM and MN are duly organized, validly existing and in good standing under the laws of the State of Ohio, with all requisite corporate power and authority to own, lease, operate and conduct their respective business as presently conducted. Except as set forth on
Schedule 3.1, MNRM and MN are licensed or qualified to do business and are in good standing (where the concept of "good standing" is applicable) as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by them respectively and the business transacted by them require such licensing or qualification. The jurisdictions in which MNRM and MN are licensed or qualified to do business as a foreign corporation are set forth on Schedule 3.1. Except as set forth on Schedule 3.1, the MNRM and MN have no direct or indirect Subsidiaries, either wholly or partially owned, and neither MNRM or MN holds any direct or indirect economic, voting or management interest in any Person or directly or indirectly own any security issued by any Person. True, correct and complete copies of the Articles of Incorporation and Code of Regulations, as amended, and all minutes of all meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) and stockholders of MNRM and MN have been delivered to the Buyer. Except as set forth on Schedule 3.1, all action taken by the Board of Directors (and all committees thereof) and shareholders of MNRM and MN are reflected in such minutes and written consents.

         3.2 Due Authorization. Each of Seller and the Company have full power and authority to enter into this Agreement, and each of Seller and the Company have full power and authority to enter into their respective Related Agreements and to consummate the transactions contemplated hereby and thereby. Each of Seller and the Company have duly and validly executed and delivered this Agreement and each of Seller and the Company have duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) their respective Related Agreements. This Agreement constitutes legal, valid and binding obligations of each of Seller and the Company and each respective Related Agreement upon execution and delivery by Seller or by the Company, as appropriate, will constitute legal, valid and binding obligations of such party, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

          3.3  Consents and Approvals; Authority Relative to this Agreement.



          (a) Except as set forth on Schedule 3.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery or performance of this Agreement and their respective Related Agreements by Seller or the Company, or the consummation of the transactions contemplated hereby or thereby.



          (b) Except as set forth on Schedule 3.3, the execution, delivery and performance by Seller and the Company of this Agreement and their respective Related Agreements do not and will not, and the consummation of the transactions contemplated hereby and thereby does not and will not, (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Seller or the Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which either Seller or the Company are a party or by which Seller or the Company or any of their respective assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Seller or the Company or indebtedness secured by their respective assets or properties; or
               (iv) violate or conflict with any provision of any of the articles of incorporation, charter, code of regulations or similar organizational instruments of the Company.



          3.4   Capitalization.



          (c) The authorized capital stock of the MNRM consists of 850 common shares, without par value per share, 100 common shares of which are currently issued and outstanding. The authorized capital stock of the MN consists of 850 common shares, without par value per share, 100 shares of which are currently issued and outstanding. All of the Shares (i) are validly issued, fully paid and nonassessable and (ii) are, and when issued were, free of preemptive rights. Seller owns (legally and beneficially) all of the Shares, free and clear of any and all Liens. There are no shares of capital stock of the Company held in the treasury of the Company and no shares of capital stock of the Company are currently reserved for issuance for any purpose or upon the occurrence of any event or condition. The issuance of the Shares has been in full compliance with all applicable federal and state securities laws.



          (d) Except as set forth on Schedule 3.4, there are no shares of capital stock or other securities (whether or not such securities have voting rights) of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating either Seller or the Company, or any of their Affiliates to cause the

               Company, to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock or other securities (whether or not such securities have voting rights) of the Company. Except as set forth on Schedule 3.4, there are no outstanding contractual obligations of either Seller or the Company which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of the Company or the management or operation of the Company. Except as set froth on Schedule 3.4, and except for Seller's rights as holders of Shares, and except for employee benefit plans or bonus arrangements disclosed pursuant to Section 3.17, no Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of the Company or any component or portion thereof, or any increase or decrease in any of the foregoing.



          (e) The assignments, endorsements, stock powers and other instruments of transfer delivered by Seller to Buyer at the Closing will be sufficient to transfer Seller's entire interest, legal and beneficial, in the Shares. Seller, on the Closing Date, will have full power and authority to convey good and marketable title to all of the Shares, and upon transfer to Buyer of the certificates representing the Shares, Buyer will receive good and marketable title to the Shares, free and clear of all Liens.



          3.5  Financial Statements; Undisclosed Liabilities; Other Documents.



          (a) The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position, assets, liabilities and retained earnings of the Company as of the dates thereof and the revenues, expenses, results of operations, changes in financial position and cash flows of the Company for the periods covered thereby. The Financial Statements are in accordance with the books and records of the Company, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.



          (b) Except as set forth on Schedule 3.5 or in the Latest Balance Sheet, the Company has no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables and accrued expenses incurred in the ordinary course of business since the date of the Latest Balance Sheet.



          3.6   No Changes or Adverse Effects. Except as set forth on
Schedule 3.6, since December 31, 1997 (except in the case of subsections (iii) and (xv), which date shall be September 30, 1998), the Company has not:

          (c)  Suffered any Company Material Adverse Effect;



               (i) Suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance);



               (ii) Incurred any obligation or entered into any Contract which required a payment by any party in excess of, or a series of payment which in the aggregate exceed, $10,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $10,000;



               (iii) Taken any action, or entered into or authorized any Contract or transaction other than in the ordinary course of business and consistent with past practice;



               (iv) Sold, transferred, conveyed, assigned or otherwise disposed of any of its assets or properties;



               (v) Waived, released or canceled any claims against third parties or debts owing to it, or any rights which have any material value;



               (vi) Made any changes in its accounting systems, policies, principles or practices;



               (vii) Entered into, authorized, or permitted any transaction with Seller or any Affiliate of Seller;



               (viii) Authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities, or amended any of the terms of any such securities;



               (ix) Split, combined, or reclassified any shares of its capital stock, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeemed or otherwise acquired any securities of the Company;



               (x) Except for Existing Borrowings, made any borrowings, incurred any debt (other than trade payables in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice), in each case, in excess of $10,000;



               (xi) Made any loans, advances or capital contributions to, or investments in, any other Person;



               (xii) Entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director or officer, or increased by five percent or more the compensation or fringe benefits of any employee, or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;



               (xiii) Except for capital expenditures contemplated by (xv) below, acquired, leased or encumbered any assets outside the ordinary course of business or any assets which are material to the Company;



               (xiv) Authorized or made any capital expenditure which individually is in excess of $10,000;



               (xv) Made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;



               (xvi) Paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits against the Company or any of its directors, officers, employees or agents;



               (xvii) Paid in excess of $10,000, performed any obligation or agreed to pay in excess of $10,000 in settlement or compromise of any claims of liability against the Company or any of its directors, officers, employees or agents; or



               (xviii) Terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract, or paid any amount not required by law or by any Contract, other than in the ordinary course of business and consistent with past practices.

         3.7 Title of Properties. Except as previously described on
Schedule 3.6 or as set forth on Schedule 3.7, the Company has, and on the Closing Date will have, good and marketable title to, and is, and on the Closing Date will be, the lawful owner of, all of the tangible and intangible assets, properties and rights used in connection with its business and all of the tangible and intangible assets, properties and rights used in connection with its business and all of the tangible and intangible assets, properties and rights reflected in the Financial Statements or Schedules 3.9 or 3.10 (other than assets leased under the leases set forth in Schedules 3.9 or 3.10 and assets disposed of in the ordinary course of business since the date of such Financial Statements).



         3.8 Condition and Sufficiency of Assets. Except as set forth on
Schedule 3.8, all of the tangible assets and properties of the Company, whether real or person, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof. Immediately after the Closing Date, except as set forth on
Schedule 3.8 the Company shall own or have a right to use, not limited by time, all the assets, properties, rights, know-how, key personnel, processes and ability which are required for or currently used in connection with the operation of its business as it is presently conducted. Such assets, properties and rights were sufficient to produce the income for the fiscal year ended December 31, 1997, as shown on the Financial Statements. Except as set forth in
Schedule 3.8, the Company has no liabilities not directly related to, and that did not arise directly out of, the business of the Company.



         3.9 Leased Real Property.



         (a) The Company does not hold legal title to, or own any legal or beneficial interest in any real property. Schedule 3.9 lists all leases pursuant to which the Company holds, occupies or uses any real property (the "Real Property Leases"). The Company does not hold, occupy or use any real property except for the real property subject to the Real Property Leases (the "Leased Real Property"). True and complete copies of the Real Property Leases have been provided to Buyer. Except as set forth on Schedule 3.9 and to the best of Seller's or the Company's knowledge, no asbestos, asbestos-containing materials, PCB compounds or other pollutants, contaminants or Hazardous Material have been used in the construction or repair of, or any alterations or additions to, or are otherwise located on, any portion of the Leased Real Property.



         (b) All the Real Property Leases are in full force and effect, valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditor's rights generally and by equitable limitations on the availability of specific remedies. None of the Real Property Leases have been amended or modified except as set forth on Schedule 3.9, and there are no agreements, written or oral, between the Company and the owner of the Leased Real Property, other than the Real Property Leases. The Company has not received any notice of any, and there exists no, dispute, claim, event of default or event which constitutes or would constitute (with notice or lapse of time or both) a default under any Real Property Lease. All rent and other amounts due and payable with respect to Real Property Leases have been paid through the date of this Agreement and all rent and other amounts due and payable with respect to the Real Property Leases on or prior to the Closing Date will have been paid prior to the Closing Date.



         3.10 Personal Property. Schedule 3.10 sets forth a true and complete list of each item of tangible personal property used by the Company in its business having an original acquisition cost of $100 or more. Schedule 3.10 also sets forth all leases of personal property binding upon the Company, or any of its assets or properties, and all items of personal property covered thereby. All of such tangible personal property is presently utilized by the Company in the ordinary course of its business. Seller has delivered to Buyer true and complete copies of all such personal property leases.



         3.11 Inventories. The Company has no inventories.



         3.12 Accounts Receivable and Advances. Schedule 3.12 contains a true and accurate schedule of all accounts receivable of the Company and all loans and advances to third parties ("Advances"). Except as set forth on Schedule 3.12, (a) each account receivable of the Company (collectively, the "Accounts Receivable") represents a sale made or service provided in the ordinary course of business other than to Affiliates and which arose pursuant to an enforceable written Contract for a bona fide sale of goods or for services performed and the Company has performed all of its obligations to produce the goods or perform the services to which such Account Receivable relates, and (b) to the best knowledge of the Seller or the Company, no Account Receivable or Advance is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof.



         3.13 Intellectual Property. Schedule 3.13 is a true and complete list of all of the trademarks, trade names, service marks, patents and copyrights (including any registrations of or pending applications for any of the foregoing) used by the Company in the conduct of its business. Except as disclosed on Schedule 3.13:



         (a) all of the Company's Intellectual Property is owned by the Company free and clear of all Liens, and is not subject to any license, royalty or other agreement, and the Company has not granted any license or agreed to pay or receive any royalty in respect of any Intellectual property;



         (b) none of the Company Intellectual Property has been or is the subject of any pending or, to the best knowledge of the Seller or the Company, threatened litigation or claim of infringement;



         (c) no license or royalty agreement to which the Company is a party will, as of the Closing, be in breach or default by any party thereto or the subject of any notice of termination given or, to the best knowledge of the Seller or the Company, threatened;

         (d) the products used by the Company and the services provided by the Company and any process, method, part, design, material or other Intellectual Property they employ and, the marketing and use by the Company of any such product, service, or other Intellectual Property, do not infringe any Intellectual Property or confidential or proprietary rights of another, and the Company has not received any notice contesting its right to use any Intellectual Property; and



         (e) the Company owns or possesses adequate rights, not limited by time, in and to all Intellectual Property necessary to conduct its business as presently conducted.



         3.14 Contracts. Schedule 3.14 lists all the contracts and arrangements of the following types to which the Company is a party or by which it is bound, or to which any of its assets or properties is subject:



         (a) any collective bargaining agreement and a summary of the collective bargaining unit's position with respect to any such agreement currently the subject of negotiations;



         (b) any Contract or arrangement of any kind (including employment contracts) with any employee, officer or director of the Company or any of the respective Affiliates of such individuals, or any Contract or other arrangement of any kind with Seller or any Affiliates of Seller other than any such Contract or arrangement described in Section 3.17(a);



         (c) any Contract or arrangement with a sales representative, manufacturer's representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distribution or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person;



         (d) any Contract or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $1,000;



         (e) any Contract or arrangement pursuant to which the Company has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);



         (f) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other Contract or arrangement relating to the borrowing of funds, an extension of credit or financing;

         (g) any Contract or arrangement involving a partnership, joint venture or other cooperative undertaking;



         (h) any Contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company;



         (i) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company, or the Company is granted the authority to act for or on behalf of any Person;



         (j) any Contract for which the full performance thereof may extend beyond 30 days from the Closing Date;



         (k) any Contract not made in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement;



         (l) any Contract, whether or not fully performed, relating to any acquisition or disposition of the Company or any predecessor in interest of the Company, or any acquisition or disposition of any subsidiary, division, line of business, or real property; and



         (m) any Contract not specified above that is material to the Company.



         Seller has delivered to Buyer true and complete copies of each document listed on Schedule 3.14, and a written description of each oral arrangement so listed. Except as disclosed on Schedule 3.14, all such Contracts and arrangements if canceled at any time by the other party, would not have a Company Material Adverse Effect.



         3.15 Permits and Licenses. Schedule 3.15 is a true and accurate list of all licenses, certificates, permits, and franchises (collectively, "Permits") held by the Company. Except for the Permits set forth on Schedule 3.15, there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the business of the Company.



         3.16 Insurance.



         (a) Schedule 3.16 contains an accurate and complete list of all policies of fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or business), and Seller has heretofore delivered or made available to Buyer a true and complete copy of all such policies, including all occurrence-based policies applicable to the Company (or its business) for all periods prior to the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of Law and (ii) all Contracts to which the Company is a party, and are valid, outstanding and enforceable policies. The Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.



         (b) Seller has furnished to Buyer a list of all claims, which have been made by the Company under any workers' compensation, general liability, property or other insurance policy applicable to the Company or any of its properties. Except as set forth on said list, there are no pending or, to the best knowledge of the Seller or the Company, threatened claims under any insurance policy. Such claim information includes the following information with respect to each accident, loss, or other event: (a) the identity of the claimant; (b) the nature of the claim; (c) the date of the occurrence; (d) the status as of the report date and (e) the amounts paid or expected to be paid or recovered.

         3.17 ERISA.

         (a) Schedule 3.17 identifies each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") which (i) is subject to any provision of ERISA and (ii) is or was at any time since inception maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with all annual reports (Form 5500) prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans." For purposes of this section, "affiliate" of any person or entity means any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), or is an "affiliate," whether or not incorporated, as defined in Section 407(d)(7) of ERISA, of such person or entity. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as on Schedule 3.17.

         (b) No Employee Plan constitutes a "multiemployer plan," as defined in
Section 3(37) of ERISA, or a "defined benefit plan," as defined in Section 3(35) and subject to Title IV of ERISA, and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Pension Plan, whether or not waived. Full payment has been made of all amounts which the Company or any affiliate is required to have paid as contributions to or benefits under any Employee Plan as of the end of the most recent calendar year thereof and there are no unfunded obligations under any Employee Plan that have not been disclosed to Buyer in writing prior to the Closing. There has been no "reportable event," within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan. No condition exists and no event has occurred that could constitute grounds for termination of any Retirement Plan, and neither the Company or any of its affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code. There is no pending or threatened litigation, arbitration, disputed claim, adjudication, audit, examination or other proceeding with respect to any Employee Plan or any fiduciary or administrator thereof in their capacities as such.

         (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Each Employee Plan has been maintained, from the time of such Plan's inception up to and including the performance of any or all transactions contemplated in this Agreement, in compliance with its terms and the requirements and fiduciary standards prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

         (d) There is no contract, agreement, plan or arrangement covering any employee or former employee, any shareholder or former shareholder of the Company or any of its affiliates that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of the Code.

         (e) Schedule 3.17 identifies each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates, and (iii) covers any employee or former employee, any shareholder or former shareholder of the Company or any of its affiliates. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer, are referred to collectively herein as the "Benefit Arrangements." Each Benefit Arrangement has been maintained in substantial compliance with its terms and with requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

         (f) Except as set forth in Schedule 3.17, there is no liability in respect of post-retirement health and medical benefits for retired employees of the Company or any of its affiliates, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code). The Company has reserved its right to amend or terminate any Employee Plan or Benefit Arrangement providing health or medical benefits in respect of any shareholder or other active employee of the Company under the terms of any such plan and descriptions thereof given to employees. With respect to any of the Company's Employee Plans which are "group health plans" under Section 4980B of the Code and Section 607(1) of ERISA, there has been timely compliance in all material respects with all requirements imposed thereunder so that the Company and its affiliates have no (and will not incur any) loss, assessment, tax penalty, or other sanction with respect to any such Plan.

         (g) Except as set forth in Schedule 3.17, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase the expense of maintaining such Employee Plan or Benefit

Arrangement above the level of the expense incurred in respect thereof for the calendar year ended immediately prior to the Closing.

         (h) Except as set forth in Schedule 3.17, the Company is not a party or subject to any union contract or any employment contract or arrangement providing for annual future compensation to any shareholder or employee or independent contractor of the Company.

         (i) The execution and consummation of the transactions contemplated by this Agreement will not constitute a triggering event under any Employee Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant, employee or director of the Company that has not been specifically disclosed on Schedule 3.17.

         (j) Any reference to ERISA or the Code or any section thereof shall be construed to include all amendments thereto and applicable regulations and administrative rulings issued thereunder.

         3.18 Reserved.



         3.19 Taxes.



         (a) The amounts provided as a liability on the Financial Statements for all Taxes are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the period covered by the Latest Balance Sheet or to any years and periods prior thereto and for which the Company may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any person. The Company has not incurred any Tax liabilities other than in the ordinary course of business for any taxable year for which the applicable statue of limitations has not expired; there are no Tax Liens (other than Liens for current Taxes no yet due and payable) upon the properties or assets of the Company. Except as set forth on Schedule 3.19, the Company has not granted or been requested to grant any waiver of any statute of limitations applicable to any claim for Taxes.



         (b) All federal, state, local and foreign income, corporation and other Tax Returns have been filed for the Company, and all other filings in respect to Taxes have been made for the Company, for all periods through and including the Closing Date as required by applicable Law. All Taxes shown as due on all such Tax Returns and other filings have been paid. Each such Tax Return and filing is true and correct and the Company does not have any additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Law to be filed, other than as reflected as liabilities on the Financial Statements (which shall not include any amount reflected as a liability for deferred taxes). Except as set forth on Schedule 3.19, none of the Tax Returns or other filings that include the operations of the Company has ever been audited or investigated by any Governmental Authority, and no facts exist which would constitute grounds for the assessment of any additional Taxes by any Governmental Authority with respect to the taxable years covered in such Tax Returns and filings. No material issues have been raised in any examination by an Governmental Authority with respect to the business and operations of the Company which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined. All Taxes which the Company is required by Law to withhold or collect, including without limitation, sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose. All information returns required to be filed by the Company prior to the Closing Date have been filed on time, and all statements required to be furnished to payees by the Company prior to the Closing Date have been furnished to such payees, and the information set forth on such information returns and statement is true, complete and correct.



         (c) No Seller is a "foreign person" as defined in Section 1445(f)(3) of the Code.



         (d) The Company is not a party to or otherwise subject to any arrangement having the effect of or giving rise to the recognition of a deduction or loss in a taxable period ending on or before the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, and a corresponding recognition of taxable income or gain in a taxable period ending after the Closing Date, or any other arrangement that would have the effect of or give rise to the recognition of taxable income or gain in a taxable period ending after the Closing Date without the receipt of, or entitlement to, cash in an amount corresponding to the amount of taxable income or gain.



         (e) Except as set forth on Schedule 3.19, the Company is not subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes. Except for any tax-sharing agreement which is attached to Schedule 3.19 as an exhibit, the Company is not a party to any tax-sharing agreement.



         (f) Except as set forth on Schedule 3.19, none of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a results of which the Company is not treated as the owner for federal income tax purposes.


         (g) The Company has not made or become obligated to make, and will not as a result of any event connected with any transaction contemplated herein become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).



         (h) The basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Company, are correct and in compliance with the Code and the regulations thereunder.



         3.20 No Defaults or Violations. Except as set forth on Schedule 3.20:

         (a) The Company, as of the Closing, will not be in breach of any provision of, nor be in default under the terms of, any Contract to which it is a party or under which it has any rights or by which it is bound, and, to the best knowledge of the Seller or the Company, no other party to any such Contract will be in breach of such Contract or in default thereunder.



         (b) The Company is in compliance with, and no violation exists under, any and all Laws applicable to the Company.



         (c) No notice from any Governmental Authority has been received by the Company claiming any violation of any Law (including any building, zoning or other ordinance) or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.



         3.21 Environmental Matters. Except as set forth on Schedule 3.21:



         (a) The business, operations and facilities (whether owned or leased) of the Company, and all existing uses of and activities on or at any time of the properties or facilities (whether owned or leased) of the Company, are in material compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Lien under any Environmental Law;



         (b) There are no Environmental Permits necessary or desirable for the conduct or operation of its business (or any part thereof), and is in material compliance with all of the requirements, conditions and limitations included in such Environmental Permits;



         (c) There is no, and the Company has not used or stored any, Hazardous Material in, on, or at any of the properties or facilities now or previously owned or leased by the Company except for supplies of substances listed on
Schedule 3.21 which are used or are to be used in the ordinary course of business (which inventories have been stored, used and disposed of in accordance with all applicable Environmental Laws and Environmental Permits, including all so-called "Right To Know Laws");



         (d) The Company has not received any notice from Governmental Authority or any other Person that any past or present aspect of the business, operations or facilities (whether owned or leased) of the Company is in violation of any Environmental Law or Environmental Permit, or that the Company is responsible or liable (or potentially responsible or liable) for the investigation, cleanup or remediation of any Hazardous Materials at any location;



         (e) The Company has not at any time deposited or incorporated any Hazardous Material into, on, beneath, or adjacent to any property;

         (f) The Company is not the subject of any litigation or proceeding in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of or liability under any Environmental Law;



         (g) The Company has not been required to file reports and notifications with respect to its operations, properties and facilities (whether owned or leased) nor to maintain records and data under Environmental Laws;



         (h) Neither the Company nor any predecessor thereof has transported or arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA or on any similar state list; and



         (i) No condition exists or has existed or event has occurred with respect to (i) any property that was at any time owned or leased, or any direct or indirect subsidiary that was at any time owned, by the Company, any predecessor to the Company or any Person that is or was an Affiliate of the Company, which property or subsidiary has been sold, transferred or disposed or for which any lease has terminated or (ii) any predecessor to the Company, that could (in the case of either the foregoing clauses (i) or (ii) with or without notice, passage of time or both, give rise to any present or future liability of the Company pursuant to any Environmental Law.



         3.22 Litigation.



         (a) Except as set forth on Schedule 3.22, at the Closing, there will be no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the best knowledge of the Seller or the Company, threatened against or affecting the Company or any of its officers, directors, employees, agents or stockholders thereof in their capacity as such, or any of the Company's properties or businesses, and Seller are not aware of any facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 3.22, the Company is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. The Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Company has any continuing obligation.



         (b) There are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of the Seller or the Company, threatened by or against the Company or Seller with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and Seller has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.



         3.23 No Conflict of Interest. Except as set forth on Schedule 3.23, neither Seller nor any of their Affiliates have or claim to have any direct or indirect interest in any tangible or intangible property used in the business of the Company, except as holders of Shares. Except as set forth on Schedule 3.23, neither Seller nor any of their Affiliates have any direct or indirect interest in any other Person which conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, the Company, except for the ownership of less of less than 1% of any class of securities of any publicly held corporation. Schedule 3.23 contains a complete and accurate description of all such Persons, interests, arrangements and other matters.



         3.24 Bank Accounts. Schedule 3.24 sets forth the names and locations of each bank or other financial institution at which the Company has an account (giving the account numbers) or safe deposit box and the names of all Person authorized to draw thereon or have access thereto, and the names of all Person, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.



         3.25 Customers, Suppliers, Etc.



         (a) Schedule 3.25 sets forth a list of the ten largest customers of the Company in terms of revenue during each of (i) the calendar year ended December 31, 1997, and (ii) the calendar year ended December 31, 1998 (collectively, the "Major Customers"), showing the total revenue received in each such period from each such customer;



         (b) Except to the extent set forth on Schedule 3.25, since December 31, 1997, there has not been any adverse change in the business relationship, and there has been no material dispute between the Company and any Major Customer or major supplier, agent or sales representative, and there is no indications that any Major Customer intends to reduce its purchases from the Company.



         3.26 Claims Against Officers and Directors. There are no pending or, to the best knowledge of Seller or the Company, threatened claims against any director, officer, employee or agent of the Company or any other Person which could give rise to any claim for indemnification against the Company.



         3.27 Due Diligence Materials. Except as set forth on Schedule 3.27, Seller shall have provided or made available to Buyer or its representatives all documents of the character and type requested by Buyer in connection with its "due diligence" investigation of the Company, and there are no documents in the possession of Seller, the Company or any of their respective agents or representatives of a character or type described in such requests which have not been so provided to Buyer or its representatives.



         3.28 Improper and Other Payments. Except as set forth on Schedule 3.28, neither the Company, any director, officer, employee, agent or representative of the Company, nor any Person acting on behalf of any of them, has made, paid or received (a) any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (b) any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (c) any improper foreign payment (as defined in the Foreign Corrupt Practices Act).

         3.29 Business of Company. The Company is and has been engaged in the business of third party administrator for workers' compensation claims, and is engaged in no other business whatsoever except as may be incidental to the foregoing.



         3.30 Complete Disclosure. No representation or warranty by Seller in this Agreement or the schedules referenced in this Article III contains, or will contain as of the Closing, any untrue statement of a material fact or omits, or will omit as of the Closing, a material fact necessary to make the statements contained herein or therein not misleading.



         3.31 Brokers, Finders. The transactions contemplated by this Agreement were not submitted to either Seller or Company by any broker or other person entitled to a commission, finder's fee or like payment thereon, and were not, with the consent of either Seller or Company, submitted to Buyer by any broker or other person. None of the actions of either Seller or Company has given rise to any valid claim by any person for a commission, finder's fee or like payment against any of the Parties.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER



         Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date (as if such representations and warranties are remade on the Closing Date), as follows:



                  4.1 Due Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.



                  4.2 Due Authorization. Buyer has full power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and Related Agreements have been duly and validly approved by the board of directors of Buyer and no other actions or proceedings on the part of Buyer are necessary to authorize this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Buyer had duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the Related Agreements. This Agreement and the Related Agreements constitute legal, valid and binding obligations of Buyer, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

     4.3 Consents and Approvals; Authority Relative to this Agreement.



     (a) Except as set forth on Schedule 4.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Buyer of this Agreement and the Related Agreements and consummation of the transactions contemplated hereby and thereby.



     (b) Except as set forth on Schedule 4.3, the execution, delivery and performance by Buyer of this Agreement and its Related Agreements do not and will not, and the consummation of the transactions contemplated hereby and thereby does not and will, (i) violate any Law; or (ii) violate or conflict with any provision of the articles of incorporation, charter, code of regulations, or similar organizational instruments of Buyer.



     4.4 Brokers, Finders. The transactions contemplated by this Agreement were not submitted to Buyer by any broker or other person entitled to a commission, finder's fee or like payment thereon. No action on the part of Buyer has given rise to any valid claim by any person for a commission, finder's fee or like payment against any of the Parties.

     4.5 No Defaults or Violations. The Buyer is in compliance with, and no violation exists under, any and all Laws applicable to Buyer.

     4.6. Litigation.



  (a) Except as set forth on Schedule 4.6, at the Closing, there will be no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the best knowledge of the Buyer, threatened against or affecting the Buyer or any of its officers, directors, employees, agents or stockholders thereof in their capacity as such, or any of the Buyer's properties or businesses, and Buyer is not aware of any facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 4.6, the Buyer is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. The Buyer has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Buyer has any continuing obligation.



  (b) There are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of the Buyer, threatened by or against the Buyer with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and Buyer has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.



     4.7 Permits and Licenses. Schedule 4.7 is a true and accurate list of all licenses, certificates, permits, and franchises (collectively, "Permits") held by the Buyer. Except for the Permits set forth on Schedule 4.7, there are no Permits, whether federal, state, local or foreign, which are necessary for the lawful operation of the business of the Buyer.



     4.8 Accuracy of Statements. No representation or warranty by Buyer in this agreement or the schedules referenced in this Article IV contains, or will contain as of the Closing, any untrue statement of a material fact or omits, or will omit as of the Closing, a material fact necessary to make the statements contained herein or therein not misleading.



                                    ARTICLE V

                                    COVENANTS



     5.1 Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall use its best efforts to take all action required of it to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby. Seller agrees that unless this Agreement is terminated in accordance with the provisions of Section 9.1, Seller will not encumber the Shares, will not sell the Shares to any person other than Buyer (or an Affiliate of Buyer) and will not take any other action which would have the effect of preventing or disabling Seller's performance of its obligations under this Agreement.



     5.2 Financial Statements. The Seller and the Company shall assist the Buyer and/or any agent of the Buyer in the preparation of (i) audited balance sheets of the Company as of December 31, 1996 and December 31, 1997 and the related audited statements of income, retained earnings and cash flows for the three fiscal years ended December 31, 1997 and (ii) unaudited statement of income, retained earnings and cash flows for period ending September 30, 1998 in each case to the extent required to enable Buyer to satisfy its Form 8-K filing requirement under the Securities Exchange Act of 1934, as amended, provided that the Seller and the Company shall not be required to incur any out-of-pocket expenses in connection therewith.



     5.3 Use of Name. From and after the Closing Date, neither Seller nor any of its Affiliates will directly or indirectly use in any manner any trade name, trademark, service mark or logo used by the Company or any word or logo that is similar in sound or appearance.



     5.4 Tax Indemnity.



  (a) For purposes of this Agreement, "Tax Indemnification Period" means the period (including all prior taxable years) ending on and including the Closing Date. For any taxable year of the Company that does not end on, and would otherwise extend beyond, the Closing Date, there shall be a deemed short taxable year ending on and including such date and a second deemed short taxable year beginning on and including the day after such date. For purposes of allocating gross income and deductions between deemed short taxable years, the books of the Company shall be closed as of the business of the Closing Date, and all amounts of income, gain, loss and deduction shall be reflected in the period in which such items accrued under the Company's normal tax accounting methods.

  (b) Seller agrees to indemnify Buyer against, and agree to hold it harmless from, any and Losses incurred or suffered by it relating to or arising out of or in connection with any and all Taxes that have become due and payable during, or which have accrued with respect to the Company for, any period included in the Tax Indemnification Period and that have not been paid prior to the Closing Date or reserved on the Financial Statements (which reserves shall not take into account any liability for deferred taxes). Any Taxes attributable to the operations of the Company payable as a result of an audit of any Tax Return shall be deemed to have accrued in the period to which such Taxes are attributable.


     5.5 Non-Compete.

  (a) Seller shall not within the State of Ohio and the states contiguous with the State of Ohio (the "Restricted Area"), directly or indirectly, for a period commencing on the Closing Date and terminating on the fifth anniversary thereof (the "Restricted Period"), (i) engage in or otherwise participate in any business which competes with the Company; or (ii) become interested in such Person as a partner, shareholder, principal, agent, trustee, member, consultant, creditor, or in any other similar relationship or capacity. During the Restricted Period, the Seller shall keep secret and retain in strictest confidence, and shall not use for the benefit of itself or its Affiliates, all Company Confidential Information, and shall not disclose such information to anyone outside of the Buyer without the express written consent of the Buyer and except for such Company Confidential Information which (a) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Seller or (b) is received from a third party not under an obligation to keep such information confidential or (c) is required to be disclosed by the order of any Governmental Authority.

  (b) Except for those employee's identified on Schedule 5.5(b) hereto, during the Restricted Period, the Seller shall not, directly or indirectly, knowingly solicit or encourage to leave the employment of the Company, any employee of the Company or hire any employee of the Company after the date of this Agreement within two years of the date such employee ceases to be employed by the Company.

  (c) If Seller breaches, or threatens to commit a breach of, any of the provisions contained in this Section (the "Restrictive Covenants"), Purchaser shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to , an not in lieu of, any other rights and remedies available to Buyer under law or in equity:

          (i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Seller of restraining orders and injunctions (preliminary, mandatory, temporary, and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to the Buyer and that money damages will not provide adequate remedy to the Buyer.

          (ii) The right and remedy to require the Seller to account for and pay over to the Buyer all compensation, profits, monies, accruals, increments of other benefits derived or received by the Seller as the result of any transaction constituting a breach of any of the Restrictive Covenants.

                                   ARTICLE VI
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

     The obligations of Buyer under Article II of this Agreement are subject to the satisfaction or waiver by Buyer of the following conditions precedent on or before the Closing Date:


     6.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Seller and the Company contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made by Seller and the Company on and as of the Closing Date.

     6.2 Compliance with Agreements and Covenants. Seller and the Company shall have performed and complied with all of their respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing Date.

     6.3 Consents and Approvals. Buyer shall have received written evidence satisfactory to Buyer that all consents and approvals required for the consummation of the transactions contemplated hereby or the ownership and operation by Buyer of the Company and its business have been obtained, and all required filings have been made, including those set forth on Schedule 3.3.

     6.4 Documents. Buyer shall have received all of the agreements, documents and items specified in Section 8.2.

     6.5 Related Agreements. Seller and the Company shall have entered into their respective Related Agreements.

     6.6 Due Diligence Review. Buyer shall have been satisfied, in its sole discretion, with (i) the results of its investigation and review of the business, operations, assets, liabilities, results of operations, cash flows, condition (financial and otherwise) and prospects of, and other matters relating to, the Company and (ii) the results of its investigation and review that there is no material adverse misstatement with respect to Seller's representations set forth herein.

     6.7 Delivery of Schedules and Exhibits. All schedules and exhibits respecting the Company or Seller have been delivered in final form on the Closing Date and no such schedule or exhibit shall contain or reflect a Company Material Adverse Change from the last previous draft of such schedule or exhibit, or if none, the last oral discussion or written memorandum respecting such schedule or exhibit. An item disclosed in any Schedule hereto may be incorporated by reference into another Schedule hereto.

     6.8 No Material Adverse Change. No Company Material Adverse Change shall have occurred and no event shall have occurred which, in the sole judgment of Buyer, is reasonably likely to have a Company Material Adverse Effect.

     6.9 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which (a) might have a Company Material Adverse Effect, or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby or any integration of any operations of the Company with those of Buyer and its Affiliates.

     6.10 Financial Statements. Buyer shall have received from the Company the financial statements described in Section 5.2 in the form and content sufficient to allow Buyer to comply with its Form 8-K filing requirements under the Securities Exchange Act of 1934, as amended.


                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller under Article II of this Agreement are subject to the satisfaction or waiver by Seller of the following conditions precedent on or before the Closing Date:


     7.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Buyer contained herein shall have been accurate, true and correct on and as of the date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made by Buyer on and as of the Closing Date .

     7.2 Compliance with Agreements and Covenants. Buyer shall have performed and complied with all of its respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

     7.3 Documents. Seller shall have received all of the agreements, documents and items specified in Section 8.3.

     7.4 Actions and Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of the Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby or any integration of any operations of the Company with those of Buyer and its Affiliates, including its Subsidiaries.

     7.5 Consents and Approvals. Seller shall have received written evidence satisfactory to Seller that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, including those set forth in Schedule 4.3.

                                  ARTICLE VIII
                                     CLOSING

     8.1 Closing. The Closing shall be scheduled to occur at the offices of Baker and Hostetler, 65 East State Street LLP, Suite 2100 Columbus, Ohio 43215 at 10:00 a.m. local time, on December 31, 1998 or such other date and place as the parties hereto shall mutually agree. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

     8.2 Deliveries by Seller. At the Closing, in addition to any other documents or agreements required under this Agreement, Seller shall deliver to Buyer the following:

               (a) Certificates evidencing all of the Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers;

               (b) The resignations of the persons serving as directors and officers of the Company listed on Schedule 8.2(b);

               (c) Evidence, in form satisfactory to Buyer, that all consents and approvals referred to in Schedule 3.3 have been obtained;

               (d) Except for those Liens specified on Schedule 8.2(d), a written statement from each Person holding a Lien upon any of the assets of the Company, or upon any Shares, confirming the repayment of the indebtedness secured thereby and the release as of the Closing Date of (i) such Lien and (ii) all obligations under any and all Contracts relating thereto;

               (e) A certificate dated the Closing Date of Seller certifying as to the compliance by each of Seller and the Company, as the case may be, with Sections 6.1 and 6.2;

               (f) The Certificate of Incorporation or similar instruments of the Seller and the Company certified by the Secretary of State or equivalent Person of the jurisdiction of incorporation of the Seller and the Company, as the case may be, and Bylaws or similar instruments of the Seller and the Company, certified by the Secretary of the Seller and the Company, as the case may be;

               (g) Certificates of Good Standing for the Company from the State of Ohio and Certificates of Good Standing for the Seller from the State of Delaware;

               (h) A certificate of the Company's Secretary certifying resolutions of the Board of Directors of the Company approving this Agreement, the Company's Related Agreements and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Company), and a certificate of the Seller's Secretary certifying resolutions of the Board of Directors of the Seller approving this Agreement, the Seller's Related Agreements and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Seller Company);

               (i) An opinion, dated the Closing Date, of the firm of Stark & Knoll in the form acceptable to the Buyer;

               (j) Executed counterparts of the Related Agreements; and

               (k) Assignment and Assumption Agreements in substantially the form attached hereto as Exhibit D executed by both Kenneth R. Millisor and Steven M. Nobil, along with the Company and Seller, relating to the assignment by the Company to Seller of their respective employment agreements dated February 28, 1997.

     8.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

               (a) The Purchase Price, including the Buyer's Note, and executed counterparts of its Related Agreements;

               (b) A certificate, dated the Closing Date, of an executive officer of Buyer, certifying as to compliance by Buyer with Sections
          7.1 and 7.2;

               (c) Certificates of Buyer's secretary certifying resolutions of the board of directors of parties approving this Agreement and its Related Agreements and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Buyer);


               (d) Evidence, in form satisfactory to Seller, that all consents and approvals referred to in Schedule 4.3 have been obtained;

               (e) An opinion, dated as of the Closing Date, of the firm of Baker & Hostetler LLP in the form acceptable to the Seller.

               (f) The Certificate of Incorporation or similar instruments of the Buyer certified by the Secretary of State or equivalent Person of the jurisdiction of incorporation of the Buyer, and Code of Regulations or similar instruments of the Buyer, certified by the Secretary of the Buyer; and

               (g) Certificates of Good Standing for the Buyer from the State of Ohio.


                                   ARTICLE IX
                                   TERMINATION

                                    RESERVED


                                    ARTICLE X
                                 INDEMNIFICATION

     10.1 Survival. Except as otherwise specified, the representations and warranties of Seller contained herein shall survive the Closing for a period expiring at the close of business on the third anniversary of the Closing Date (the "Survival Date") except that (i) Tax Warranties shall survive until the Tax Statute of Limitations Date, and (ii) Title and Authorization Warranties shall survive forever. The representations and warranties of Buyer contained herein shall survive the Closing for a period expiring at the close of business on the Survival Date except that the representation and warranty set forth in Sections 4.1, 4.2, and 4.3 hereof shall survive forever.

     10.2 Limits on Indemnification. The parties hereto agree that any indemnification payments to be made pursuant to this Agreement by Seller on the one hand or Buyer on the other hand shall be subject to the requirement that no claim may be made: (i) until the aggregate amount of indemnifiable Losses incurred by Seller on the one hand or Buyer on the other hand exceeds $45,000, at which time such claim for indemnification may be made for the aggregate amount of all indemnifiable Losses including the first $45,000; or (ii) which, together with all other indemnifiable Losses incurred by Seller on the one hand or Buyer on the other hand, exceeds an aggregate amount equal to the Purchase Price.

     10.3 Indemnification by Seller. Subject to the limitations set forth in this Article X, Seller agrees to indemnify Buyer against, and agrees to defend and hold Buyer harmless from, any and all Losses incurred or suffered by Buyer relating to or arising out of or in connection with any of the following:

               (a) Any breach of or inaccuracy in any representation or warranty made by Seller in this Agreement or any Related Agreement or any document delivered at the Closing; provided, however, that (A) except for breaches of or inaccuracies in Tax Warranties or Title and Authorization Warranties, a notice of Buyer's claim shall have been given to Seller not later than the close of business on the Survival Date, and (B) in the case of a Tax Warranty, a notice of the Buyer's claim shall have been given to Seller not later than the Tax Statute of Limitations Date; or

               (b) Any breach of or failure by Seller or the Company to perform any covenant or obligation of such party set out or contemplated in this Agreement or any Related Agreement or any document delivered at the Closing.

               (c) Any accounts receivable, group rating receivable, intercompany receivable, shareholder receivable, or similar receivable (the "Receivables") reflected on the Closing Balance Sheet which remain outstanding on and after 180 days after the Closing Date. Indemnification under this Section 10.3(c) shall not be subject to any of the limitations set forth in this Article X.

     10.4 Indemnification by Buyer. Subject to the limitations set forth in this
Article X, Buyer agrees to indemnify Seller against, and agrees to defend and hold Seller harmless from, any and all Losses incurred or suffered by Seller relating to or arising out of or in connection with any of the following:

               (a) Any breach of or any inaccuracy in any representation or warranty made by Buyer in Article IV in this Agreement or any Related Agreement or any document delivered at the Closing; or

               (b) Any breach of or failure by Buyer to perform any covenant or obligation set out or contemplated in this Agreement or any Related Agreement or any document delivered at the Closing.

     10.5 Claims. The provisions of this Section shall be subject to Section
10.6. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this

Agreement, the indemnified person ("Indemnified Person") shall promptly give notice to the indemnifying person ("Indemnifying Person") of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying Person of its obligations except to the extent, if any, that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 days of receiving notice thereof, the Indemnified Person shall be entitled to recover, on the thirty-fifth day after such notice was given, from the Indemnifying Person the amount of such claim, and no later objection by the Indemnifying Person shall be permitted; if the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover, on the thirty-fifth day after such notice was given, from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference. If the Indemnifying Person objects in writing to such indemnification claim within 30 days of receiving notice thereof, the validity of the indemnification claim and the extent of the Indemnifying Person's liability therefor, shall be determined by arbitration pursuant to Section 11.16 hereof. Buyer shall be entitled, but not required, to set off the amount of any claim or claims in respect of which Buyer is determined to be entitled to indemnification or payment by Seller against any amount due from Buyer to the Seller under the Buyer's Note. In addition to the amounts recoverable by the Indemnified Person from the Indemnifying Person pursuant to the foregoing provisions, the Indemnified Person shall also be entitled to recover from the Indemnifying Person interest on such amounts at the rate of the 7% per annum from, and including, the thirty-fifth day after such notice of an indemnification claim is given to, but not including, the date such recovery is actually made by the Indemnified Person.

     10.6 Notice of Third-Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to promptly given notice shall not relieve the Indemnifying Person of its obligations except to the extent, if any, that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any claim, suit, action or proceeding and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right, but not the duty, to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     10.7 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any claim, suit, action or proceeding shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

     10.8 Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

     10.9 Tax Character. Seller and Buyer agree that any payments pursuant to this Article X will be treated for federal and state income tax purposes as adjustments to the purchase price of the Shares, and that they will report such payments on all Tax Returns consistently with such characterization.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Expenses. Seller shall pay all expenses of Seller and the Company (including attorneys' fees and expenses) and Buyer shall pay all expense of Buyer (including attorneys' fees and expenses), in each case incurred in connection with this Agreement and the transactions contemplated hereby. Seller shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Shares.

     11.2 Amendment. This Agreement may be amended, modified or supplemented but only in writing signed by each of the parties hereto.

     11.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission, or (c) six Business Days after being deposited in the U.S. or Canadian mail, certified or registered mail, postage prepaid:

     (a) If to Buyer:

         CompManagement, Inc.
         6377 Emerald Parkway
         Dublin, Ohio 43016
         Attention: Robert J. Bossart, CEO
         Facsimile No: (614) 760-8111

         With Copy to:

         Baker & Hostetler LLP
         65 East State Street, Suite 2100
         Columbus, Ohio 43215
         Attention: Joseph P. Boeckman, Esq.
         Facsimile No: (614) 462-2616

     (b) If to Seller or Company:

          Century Business Services, Inc.
          6480 Rockside Woods Blvd. South, Ste. 330
          Cleveland, Ohio 44131
          Attention: Jerome P. Grisko, Jr., Esq.
          Facsimile No: (216) 447-9007

          With Copy to:

          Stark & Knoll Co., L.P.A.
          76 S. Main St., Ste. 1512
          Akron, Ohio 44308
          Attention: James L. Rench
          Facsimile No: (330) 376-6237

     11.4 Effect of Investigation.

     (a) Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Buyer shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, Seller or the Company made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Buyer.

     (b) Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Seller or the Company shall not limit, qualify, modify or amend the representations, warranties and covenants of, or indemnities by, Buyer made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Seller or the Company.

     11.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     11.6 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.7 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neutral gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. References to Articles, Sections, Subsections, Schedules or Exhibits shall refer to those portions of this Agreement. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate. An item described in any Schedule hereto may be incorporated by reference in another Schedule hereto by specific reference thereto.

     11.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without giving effect to the principles of conflicts of law thereof.

     11.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective estates, heirs, legal representative, successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party hereto without the written consent of each other party hereto, except that Buyer may assign its rights hereunder, but not its obligations, without such consent to any Affiliate of Buyer, but with notice to Seller.

     11.10 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective estates, heirs, successors, Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

     11.11 Publicity. Prior to the Closing Date, except as required by Law or the rules of any stock market, no public announcement or other publicity regarding the transactions referred to herein shall be made by Buyer, Seller, the Company or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Buyer and Seller, in any case, as to form, content, timing and manner of distribution or publication; provided, however, that nothing in this Section shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions.

     11.12 Further Assurances. Upon the reasonable request of Buyer, Seller will on and after the Closing Date execute and deliver to Buyer such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Buyer of, and to vest fully in Buyer title to, the Shares, and to otherwise carry out the purposes of this Agreement.

     11.13 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     11.14 Remedies Cumulative. Unless otherwise specified, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

     11.15 Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings among the parties.

     11.16 Dispute Resolution. Except as otherwise provided in this Agreement, all disputes in connection with or relating to this Agreement, any Related Agreement, or any matters described or contemplated herein or therein, shall be subject to and settled by binding arbitration held in Columbus, Ohio, pursuant to the rules of the American Arbitration Association. Within 30 days of the submission of a dispute by either Buyer or Seller to the American Arbitration Association, the Buyer and Seller each shall select one person from an approved-panel of arbitrators to serve as their designee on a three-member board of arbitrators. Such designees shall have substantial experience in corporate mergers and acquisitions. Within 15 days after their designation, the two members shall mutually select a third member from the same panel of arbitrators, which person shall also have substantial experience in corporate mergers and acquisitions, and such person shall act as the chairperson of the board of arbitrators. The board of arbitrators shall act by majority rule in accordance with the rules and procedures set forth in Ohio Revised Code Chapter 2711, and to the extent not inconsistent with such chapter the rules and procedures of the American Arbitration Association then in effect. The fees of the arbitrators and their reasonable expenses incurred in connection with the arbitration shall be paid by the non-prevailing party.


COMPMANAGEMENT, INC.                 CENTURY BUSINESS SERVICES, INC.



By /s/ Robert. J. Bossart            By /s/ Kenneth R. Millisor
  ------------------------------       ----------------------------------------
     Robert J. Bossart, CEO                 Kenneth R. Millisor, Vice President


CBSI MANAGEMENT CO.                         M & N RISK MANAGEMENT, INC.

By /s/ Kenneth R. Millisor          By /s/ Kenneth R. Millisor
  ------------------------------       ----------------------------------------
       Kenneth R. Millisor,                Kenneth R. Millisor, CEO
       Vice President

                                    M & N ENTERPRISES, INC.

                                    By /s/ Kenneth R. Millisor, CEO
                                       ----------------------------------------
                                           Kenneth R. Millisor, CEO

                             EXHIBITS AND SCHEDULES
                           TO STOCK PURCHASE AGREEMENT

Exhibits:

Exhibit A. Financial Statements Of M&N Risk Management, Inc. And M&N Enterprises, Inc. As Of November 30, 1998.

Exhibit B. Subordinated Promissory Note From Compmanagement, Inc.

Exhibit C. Security Agreements From M&N Risk Management, Inc., M&N Enterprises, Inc., And Compmanagement, Inc.

Exhibit D. Assignment And Assumption Of Employment Agreements Of Kenneth R. Millisor And Steven M. Nobil.

Schedules of M&N, Century Business Services, Inc., and CBSI Management Co.:

Schedule 3.1.    Qualification to do business as foreign corporation.
Schedule 3.3.    Consents and authorizations.
Schedule 3.4.    Capital stock and other securities.
Schedule 3.5.    Liabilities.
Schedule 3.6.    Absence of certain changes.
Schedule 3.7.    Title to properties.
Schedule 3.8.    Condition and sufficiency of assets.
Schedule 3.9.    Real property leases.
Schedule 3.10.   Tangible personal property; leases.
Schedule 3.12.   Accounts receivable; loans and advances.
Schedule 3.13.   Trademarks, trade names, service marks, patents and copyrights.
Schedule 3.14.   Contracts.
Schedule 3.15.   Licenses, certificates, permits, and franchises.
Schedule 3.16.   Insurance.
Schedule 3.17.   Employee benefit plans.
Schedule 3.19.   Taxes.
Schedule 3.20.   No contractual defaults or breaches.
Schedule 3.21.   Environmental matters.
Schedule 3.22.   Legal proceedings and claims.
Schedule 3.23.   No conflicts of interest.
Schedule 3.24.   Bank accounts.
Schedule 3.25.   Customers.
Schedule 3.27.   Due diligence materials not provided.
Schedule 3.28.   Improper or other payments.

Schedules of CompManagement:

Schedule 4.3.    Consents and authorizations.
Schedule 4.6.    Legal proceedings and claims.
Schedule 4.7.    Licenses, certificates, permits, and franchises.
Schedule 5.5(b). Certain employees.
Schedule 8.2.    Director and officer resignations.
Schedule 8.2(d). Liens.